AMENDMENT TO RESTRICTED STOCK AGREEMENTS
under the QEP Resources, Inc. Long-Term Stock Incentive Plan
Granted to Austin Murr

This Amendment to the Restricted Stock Agreements is effective as of September 30, 2016, or earlier, and is between QEP Resources, Inc. (Company) and Austin Murr (Grantee).

The parties represent as follows:

A.
Company and Grantee previously entered into restricted stock agreements (the “Restricted Stock Agreements”) and option agreements (the “Option Agreements”), pursuant to which Grantee was granted 36,877 currently unvested restricted shares and 34,218 currently unvested options.

B.	The parties desire to amend the Restricted Stock Agreements and Option Agreements to modify the vesting and expiration provisions as described below.

Therefore, the parties agree that the Agreements be amended as follows:

The vesting provisions of the Restricted Stock Agreements are amended to provide that all of the restricted shares granted to the Grantee shall vest in full on September 30, 2016. An applicable number of shares may be withheld to cover the taxes associated with the vesting.

The vesting provisions of the Option Agreements are amended to provide that all of the option awards granted to the Grantee shall vest in full on September 30, 2016. The expiration provisions of the Option Agreements are amended to provide that all vested options shall retain their original expiration date regardless of the Grantee’s termination (but subject to all other provisions of the Option Agreements and the Company’s 2010 Long-Term Stock Incentive Plan, including provisions allowing for early termination of options in connection with a corporate event).

This Amendment shall be and is hereby incorporated in and forms a part of each Restricted Stock Agreement and each Option Agreement. Except as expressly provided by this Amendment, all terms and conditions of the Restricted Stock and Option Agreements shall remain in full force and effect.

QEP RESOURCES, INC.
(Registrant)

September 29, 2016	/s/ Charles B. Stanley
Charles B. Stanley
Chairman, President and Chief Executive Officer

September 19, 2016	/s/ Austin Murr
Austin Murr